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                                                                    Exhibit 10.9

                               THE PROVIDENT BANK
                 VOLUNTARY BONUS DEFERRAL PLAN FOR THE CHAIRMAN

     The Provident Bank ("Bank"), establishes this Voluntary Bonus Deferral Plan For the Chairman ("Plan") effective October 22, 1998 , to enable eligible employees to defer some part, or all, of any future bonus which is determined in January for the previous year by the Board of Managers.

     1. Election to Defer. An eligible employee may participate in this Plan by executing a form of deferral election, a copy of which is annexed hereto as Exhibit "A", under which each calendar year the eligible employee can elect irrevocably to defer the receipt of either one-quarter (1/4), one-half (1/2) or all of any eligible bonus that may be awarded to the employee in the following calendar year. In no event shall any bonus deferral be permitted with respect to any bonus previously or concurrently awarded and which the eligible employee would otherwise have the unrestricted right to receive currently. Except for the first year of the Plan, any election by an eligible employee to defer a future bonus shall be made in the calendar year next preceding the calendar year of the bonus award. Subject to the provisions of the Plan, an eligible employee's election shall specify in the deferral election form when and in what manner distribution shall be made of any deferred bonus awards and shall further designate the person or persons to receive distribution thereof in the event of his death.

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     2. Period of Deferral. An eligible employee may defer a bonus award for a period of 5 years or until attainment of age 65, but in no event shall any amount be deferred beyond the April 1 following the taxable year in which such employee attains age 65.

     3. Investment and Adjustment of Bonus Awards. The Bank shall establish a Fund in order to provide for the payment of the amounts due under this Plan. The Fund shall be held separate and apart from other assets of the Bank and shall be used exclusively for the uses and purposes herein set forth. The Employees, their beneficiaries, and the Plan shall not have any preferred claim on, or any beneficial ownership interest in, any assets of the Fund prior to the time such assets are to be paid to the Employee or his beneficiary as set forth in the Plan. All rights created under the Plan shall be deemed unsecured contractual rights of the Employees against the Bank until such time as the Employees or their beneficiaries are entitled to receipt of their separate account.

          The Fund shall be invested by the Board of Managers, in its sole discretion, after consulting with the eligible Employees, in a portfolio of assets. The portfolio of assets shall consist of any combination of stocks, bonds, notes, mutual funds, certificates of deposit, money-market funds, or other cash equivalent investments. From time to time the value of the portfolio shall be adjusted to reflect all

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interest paid or accrued thereon, as well as any realized and unrealized gains and losses. A separate account shall be maintained in the name of each eligible employee which account shall be credited with the amount of such employee's deferred bonuses. From time to time, the value of each account shall be adjusted to reflect its proportionate share of the net increment or decrement in the portfolio of assets established hereunder. For purposes of making any distribution under paragraph 4 below the value of an eligible employee's interest in the portfolio shall be its value (adjusted as aforesaid) as of the last day of the month next preceding the month distribution occurs. Appropriate payroll and other taxes shall be withheld from all payments made under the terms of this Plan.

     4. Payment of Deferred Bonus Awards. Except as otherwise provided in this paragraph, or in the case of a hardship distribution described in paragraph 5 or a "Change in Control" described in paragraph 6, the amount of an eligible employee's separate account (adjusted as provided in paragraph 3) shall always be 100% vested and shall be distributed to the eligible employee in a lump-sum or in semi-annual installments after such number of years or after attaining such age as he may elect in accordance with paragraph 2, or, in the event of his death or total disability, in a lump-sum to the employee or to the person or persons designated by the eligible employee to receive such distribution. An eligible employee

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who wishes to receive a distribution of his separate account in installments may elect to receive it over either three (3) or five (5) years in semi-annual installments payable on April 1 and October 1. If distribution is to be made in semi-annual installments, the amount of each installment shall be equal to the adjusted value of the eligible employee's separate account determined in accordance with paragraph 3 above multiplied by a fraction, the numerator of which is one and the denominator of which is the number of installment payments remaining to be made. If an eligible employee's service is terminated for reasons other than death or disability prior to his attainment of age 62, the undistributed balance of such employee's separate account shall be paid to him in a single lump sum within a reasonable time following termination of service. If an eligible employee's service is terminated for reasons other than his death or total disability after he attains age 62, the Board of Managers may, in its sole discretion, after receipt of a written request by such employee, pay the undistributed balance of such employee's separate account in a single lump sum within a reasonable time following termination of service. The preceding two sentences shall govern notwithstanding that such payment would be made prior to the year it is otherwise due in full or scheduled to commence in installments in accordance with such employee's election.

     5. Hardship Distributions. Notwithstanding the provisions of paragraphs 1 and 4 hereof, upon request of an

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eligible employee the Board of Managers, in its sole discretion, may permit the distribution of some portion or all of his separate account prior to the time or times otherwise specified in such employee's deferral election. Such distribution shall only be permitted upon a finding by the Board of Managers of a demonstrated financial hardship of the eligible employee. The term "demonstrated financial hardship" means a financial need of the eligible employee attributable to unreimbursed medical expenses exceeding $5,000 incurred in behalf of the eligible employee, his spouse, children or any other dependents included in such employee's federal income tax return. Any distribution made pursuant to this paragraph shall, in all cases, be limited by the Board of Managers to the amount of the demonstrated financial need.

     6. Distribution in the Event of a Change in Control. Notwithstanding any other provision of this Plan or of any election made by an eligible employee with respect to the period of any bonus deferral or the form and timing of any distributions from his separate account, the undistributed balance thereof shall be distributed to him within 60 days after the date of a "Change in Control" as hereafter defined. For purposes hereof, a "Change in Control" shall be deemed to have occurred if The Provident Bank is merged or consolidated with, or acquired or controlled by, any person, company or financial institution; provided, however, that no Change in Control shall be deemed to have occurred as a result of the

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following events: (a) a merger or consolidation of The Provident Bank with one or more financial institutions in which The Provident Bank is the "receiving savings bank" (as defined in N.J.S.A. 17:9A-205 (B)(2)), or in which The Provident Bank is otherwise deemed to be the successor entity; (b) a conversion of The Provident Bank into a capital stock savings bank pursuant to federal or state law, provided that the capital stock savings bank (or its parent holding company) is not "controlled" by any person or company, as defined in the federal Bank Holding Company Act (other than mutual holding company formed by The Provident Bank); (c) the formation of a mutual holding company and subsidiary capital stock savings bank by The Provident Bank, provided that at least a majority of the capital of the subsidiary capital stock savings bank or its parent holding company is owned by the mutual holding company; or (d) a charter conversion by The Provident Bank into any other form of state or federally-chartered financial institution.

     7. Rights of Eligible Employee or Other Distributee. Nothing contained herein, and no action taken pursuant to the provisions hereof shall create, or be deemed to create a trust of any kind, or to establish any fiduciary relationship between the Bank and any eligible employee or other distributee. All payments made pursuant to this Plan shall be made from the general assets of the Bank. To the extent that any person acquires a right to receive payments from the Bank

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under the provisions hereof, such right shall be no greater than the right of an unsecured general creditor of the Bank. The Bank shall retain and exercise all rights of ownership of any assets of the portfolio established in accordance with paragraph 3 hereof, and neither the eligible employee nor any other person shall have any claim or right to any of such funds or other property.

     8. Nonassignability of Benefits. Neither the eligible employee nor any other person shall have any power or right to assign, anticipate, hypothecate or otherwise encumber any deferred bonus awards payable by the Bank hereunder, nor shall any such awards be transferable by operation of law in the event of the bankruptcy or insolvency of the eligible employee or other person.

     9. Administration of the Plan. The Board of Managers shall have the exclusive authority to manage and control the operation and administration of the Plan and shall be the named fiduciary as described in section 402(a) of the Employee Retirement Income Security Act of 1974. The Board of Managers shall make all determinations regarding the right of any person to receive a benefit under the Plan and to determine the amount and time of distribution thereof in accordance with the provisions of this Plan and the eligible employee's election. The interpretation and construction of this Plan by the Board of Managers, and any action taken hereunder, shall be binding and conclusive upon the eligible employee and any

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other person claiming any rights hereunder. The Board of Managers may from time to time delegate to such person or persons or to such committee as it shall designate any one or more of its administrative duties under the Plan.

          In the event that any claim for benefits, which must initially be submitted in writing to the Board of Managers of the Bank, is denied (in whole or in part) hereunder, the claimant shall receive from the Bank notice in writing, written in a manner calculated to be understood by the claimant, setting forth the specific reasons for the denial, with specific reference to pertinent provisions of this Plan. The interpretations and construction hereof by the Board of Managers shall be binding and conclusive on all persons and for all purposes. Any disagreements about such interpretations and construction shall be submitted to an arbitrator subject to the rules and procedures established by the American Arbitration Association. No member of the Board of Managers shall be liable to any person for any action taken hereunder except those actions undertaken with lack of good faith.

     10. Right to Amend and Terminate the Plan. The Board of Managers reserves the right to amend the Plan in whole or in part and to terminate the Plan at any time, provided that no such action shall affect the rights of any eligible employee or other person to receive payment of benefits in accordance with the terms of the Plan as in effect on the day immediately preceding the effective date of such amendment or termination.

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     11. Special Terms, Gender and Number. Whenever used herein, the term "Board of Managers" shall mean the Board of Managers of The Provident Bank. The term "total disability" shall mean a physical or mental condition that renders an eligible employee incapable of carrying out the ordinary duties and responsibilities of his usual occupation. Whenever the context shall require, the masculine gender shall be construed to include the feminine and the singular number the plural.

     12. Incompetency. If the Board of Managers determines that an eligible employee (or the designated beneficiary of an eligible employee) is unable to manage his affairs, it may, in its sole discretion, pay any amount due to such person to the individual or institution then providing for the care, maintenance and support of such person, unless prior to such payment claim shall be made therefor by a duly appointed guardian, committee or other legal representative designated to receive such payment on behalf of such person.

     13. Applicable Law. This Plan shall be governed and construed in accordance with the laws of the State of New Jersey to the extent not inconsistent with applicable federal law.

     IN WITNESS WHEREOF, The Provident Bank has adopted this Deferred Bonus Plan effective as of October 22, 1998.

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                                              THE PROVIDENT BANK


                                              By: /s/ Paul M. Pantozzi
                                                  ------------------------------
                                                  Paul M. Pantozzi

                                              Its Chairman, Chief Executive
                                                  Officer, and President

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